Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for April 29, 2011. Net assets of the Fund were unaffected by the reclassifications.

                 Increase to
        Reduction to                         Accumulated
                       Increase                           Accumulated                         Net Realized
                to Paid-in                                  Net Investment                                       Loss on
                                     Capital                                                    Loss                               Investments
---------------------------------------------------------------------------------------------------------------------------
                                   $178,060                                          $1,009,244                                    $1,187,304